Exhibit 10.11

Amendment No. 1 to Employment Letter Agreement

This Amendment No. 1 to Employment Letter Agreement is dated as of May 25, 2011 (the “Amendment”), and it amends that certain employment letter offer, dated as of September 2, 2010, made by Sunoco, Inc. (“Sunoco”) and accepted by Mr. Frederick A. Henderson (“Employee”) (such offer letter and acceptance being, the “Employment Letter Agreement”). This Amendment is adopted, executed and agreed to by Sunoco and Employee.

Recitals

WHEREAS, except as otherwise provided herein, capitalized terms used herein have the meanings assigned to them in the Employment Letter Agreement; and

WHEREAS, under the original terms of the Employment Letter Agreement, upon the Separation of SunCoke Energy, Inc. (“SunCoke”) from Sunoco, Employee was to be granted an equity award, the value of which was to be split evenly between: (1) options to purchase shares of SunCoke common stock, and (2) restricted share units of SunCoke; and

WHEREAS, Sunoco and Employee each desire to amend the Employment Letter Agreement to change the “mix” (i.e., relative proportion of options versus share units) and vesting schedule applicable to such equity compensation.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sunoco and the Employee agree as follows:

SECTION 1. Amendment to Employment Letter Agreement. The first full paragraph on page 2 of the Employment Letter Agreement is hereby deleted in its entirety, and replaced with the following text:

“Upon the Separation, you shall be granted an equity award having an aggregate value of $6,400,000. Seventy (70) percent of this award shall be in the form of options to purchase shares of common stock of SunCoke and the other thirty (30) percent shall be in the form of restricted share units of SunCoke. The number of stock options will be determined as of the date of grant by SunCoke’s outside auditors or compensation consultant, using a generally accepted stock option pricing model, applied, if applicable, in the same manner as used by SunCoke in preparing its Form S-l registration statement in connection with the Separation, rounded down to the nearest whole number of shares. The number of restricted share units shall be determined by dividing the targeted value ($1,900,000) by the closing price of SunCoke common stock on the date of the Separation (or the following day, if SunCoke common stock does not trade on such day), rounded down to the nearest whole number of share units. Five sevenths of the stock options will vest in equal one-third installments on the first, second, and third anniversaries of the date of the Separation, subject to continued employment. The remaining two sevenths of the stock options will vest in equal one-third installments on the third, fourth, and fifth anniversaries of the Effective Date of Hire, subject to continued employment. The restricted share units will vest in equal one-third installments on the third, fourth, and fifth anniversaries of the Effective Date of Hire, subject to continued employment. For the avoidance of doubt, you shall not be entitled to, and have no expectation of, any other grant of equity awards through the Separation, or thereafter in 2011, although the Compensation Committee of the Sunoco Board (prior to the Separation) or the SunCoke Board (on and following the Separation) may grant you additional equity awards in their sole and absolute discretion. The distributions in respect of the restricted share units will be made to you in the form of net common shares after taxes within 30 days after each applicable vesting date. Dividend equivalents accrued up through the vesting date on each installment will be paid in cash net of required taxes. A voluntary termination by you or termination by Sunoco for any reason will result in the forfeiture of any remaining unvested options and restricted share units.”

SECTION 2. Effect on Letter Agreement. The Employment Letter Agreement and this Amendment shall be read, taken and construed as one and the same instrument. Except as amended herein, the Employment Letter Agreement remains in full force and effect as originally executed. Nothing herein shall act as a waiver of any of Sunoco’s rights under the Employment Letter Agreement.

Upon the effectiveness of this Amendment, on and after the date first written above, each reference in the Employment Letter Agreement to “this offer,” “this letter,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Employment Letter Agreement in any other document delivered in connection therewith, shall mean and be a reference to such Letter Agreement as amended hereby.

SECTION 3. Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

SECTION 4. Counterparts. This Amendment may be executed by the parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Sunoco and Employee have executed this Amendment as of the date first set forth above.

SUNOCO, INC.
(“Sunoco”)

By:	/s/ DENNIS ZELENY
Name:	Dennis Zeleny
Title:	Senior Vice President and
Chief Human Resources Officer

/s/ FREDERICK A. HENDERSON

Mr. Frederick A. Henderson
(“Employee”)